Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. ET, August 3, 2009	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports

second quarter 2009 earnings results

Portland, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $24 million, or $0.31 per diluted share, for the three months ended June 30, 2009, compared to $39 million, or $0.63 per diluted share, for the second quarter of 2008.

Net income in the second quarter of 2009 was impacted by a decline in retail energy deliveries, resulting from both a slow economy and mild weather, along with the sale of excess power into low-priced wholesale markets. Also contributing to the decrease in net income was the effect of estimated customer refunds recorded in the second quarter of 2009 related to Senate Bill 408 (SB 408) due to lower expected earnings. The Company also recorded a gain in 2008 on the sale of fuel oil at its Beaver plant.

Net income for the six months ended June 30, 2009 was $55 million, or $0.77 per diluted share, compared to $67 million, or $1.07 per diluted share for 2008. This decrease was largely driven by the factors described above with respect to the second quarter of 2009.

“The national recession continues to impact Oregon’s economy and as a result we saw a decline in retail energy deliveries, primarily in our industrial customers’ electricity use. In addition, a depressed wholesale energy market made it difficult to offset reduced revenue with the sale of excess power,” said Jim Piro, president and CEO of PGE.

“During this quarter customer satisfaction remained high and we made progress on significant capital projects. Our smart-meter technology is in full-deployment stage, and construction of Phase II and III of our Biglow Canyon Wind Farm is on time and on budget. We are well positioned for growth that will provide long-term benefits to our shareholders.”

Second Quarter 2009 Highlights

•	Total retail customers increased by 0.5% from 813,000 at the end of the second quarter 2008 to 817,000 at the end of the second quarter of 2009.

•

Total retail energy deliveries decreased by approximately 8% from the second quarter of 2008 as a slow economy impacted the energy usage of industrial and commercial customers and milder weather impacted the energy usage of residential customers.

•	Revenues declined from $425 million in the second quarter of 2008 to $389 million in the second quarter of 2009. The decline was primarily the result of the following items:

•	$32 million increase due to higher retail prices in the second quarter of 2009 compared to the second quarter 2008 as a result of a price increase that went into effect on January 1, 2009.

•	$19 million decrease from a decline in retail energy deliveries.

•	$23 million decrease in wholesale revenues driven by a 51% decrease in average price and slightly offset by a 1% increase in wholesale energy sales.

•	$10 million decrease due to fuel oil sales in the second quarter of 2008 ($7 million realized gain in the second quarter of 2008 net of $3 million in costs).

•

$10 million decrease as lower income taxes resulted in increased customer refunds under SB 408. Refunds were recorded in the second quarter of 2009 compared to collections recorded in the second quarter of 2008.

•

Purchased power and fuel expense decreased by $1 million in the second quarter of 2009 compared to the second quarter of 2008. This reflects the impacts of higher average variable power costs being offset primarily by a reduction in total system load and refunds to customers booked in the second quarter of 2008 under the power cost adjustment mechanism.

•	The fair market value of non-qualified benefit plan trust assets increased by $5 million in the second quarter of 2009 compared to a nominal loss in the second quarter of 2008.

•

Two turbine rotors were found to be damaged during the scheduled 2009 maintenance outage of Colstrip Unit 4 – in which PGE has a 20% ownership interest. Based on input from the Colstrip operator, we expect that the outage will extend from late-May to mid-November 2009. PGE’s share of the repair costs are estimated to be approximately $2 million. Incremental replacement power costs are estimated to be approximately $11 million through mid-November 2009, with $1 million incurred in the second quarter of 2009.

•

The scheduled 2009 maintenance outage at PGE’s Boardman coal plant has been extended due to generator rotor issues. The plant is expected to be in service by mid-August. Incremental power costs related to the extended outage are estimated to be approximately $5 million, with minimal impact in the second quarter 2009. The Company’s repair costs are not expected to be material.

•	As of June 30, 2009, approximately 100,000 new smart meters have been installed. It is expected that 400,000 smart meters will be installed by the end of 2009.

•

During the quarter, the first wind turbines at Biglow Canyon Phase II began generating electricity. As of June 30, 2009, fifteen wind turbines had been placed in service, with the remaining fifty turbines scheduled for completion by the end of summer 2009.

2009 Earnings Guidance

PGE’s full-year 2009 earnings guidance is $1.35 to $1.45 per diluted share. Guidance was revised to the current range on July 22nd, 2009 from $1.80 to $1.90 per diluted share. Key drivers for the revision of guidance on July 22nd, 2009 include:

•

Decline in retail margins due to the reduction in load primarily in the industrial sector from the economic recession and the sale of excess power into low-priced wholesale markets (approximately $0.15 per diluted share);

•

Replacement power and repair costs due to the extension of the scheduled 2009 maintenance outages at the Colstrip Unit 4 and Boardman coal plants. In addition, hydroelectric results are lower than forecasted (approximately $0.15 per diluted share); and

•	Impacts from the above items results in lower income taxes which requires increased customer refunds under SB 408, an Oregon utility tax law (approximately $0.15 per diluted share).

PGE expects long-term average annual earnings growth of 6 – 8 percent starting from 2010 earnings results, as 2009 reflects the near term impacts of the economic recession on load and energy markets.

Liquidity

During the quarter PGE secured an additional $30 million in revolver capacity to bring total borrowing capacity under revolving credit facilities to $525 million. As of June 30, 2009, the company had an aggregate remaining borrowing capacity of $324 million available under the credit facilities. As of July 31, 2009, the aggregate borrowing capacity was $296 million. PGE posts or receives margin deposits related to power and natural gas contracts. These contracts are used to meet load requirements and are reflected in customer prices. As of June 30, 2009, PGE had posted margin deposits of $309 million, consisting of $127 million in cash and $182 million in letters of credit. Provided market prices remain unchanged from June 30, 2009, the Company anticipates that approximately 32% of collateral deposits at the end of the second quarter would roll-off by the end of 2009 and approximately 52% is expected to roll off by the end of 2010. As of July 31, 2009, margin deposits were $331 million.

Capital Expenditures

•

Capital expenditures in 2009 are estimated to be $720 million. The majority of these expenditures are related to Phases II ($230 million) and III ($176 million) of the Biglow Canyon Wind Farm, smart meters ($59 million) and ongoing expenditures for production, transmission and distribution ($226 million).

•

Capital expenditures in 2010 are estimated to be $520 million, the majority of which are for Phase III of the Biglow Canyon Wind Farm ($198 million), smart meters ($60 million) and ongoing expenditures for production, transmission and distribution ($223 million).

Financing Plans

PGE issued $300 million in First Mortgage Bonds in April 2009 to fund capital expenditures related to Biglow Canyon and smart meters and to refinance $142 million of Pollution Control Bonds. The Company anticipates issuing approximately $375 million of debt through 2010, most of which will be used for the last phase of the Biglow Canyon wind projects and to refinance approximately $186 million in debt maturities in 2010.

Second Quarter 2009 Earnings Call and Webcast August 3, 2009

PGE will host a conference call with financial analysts and investors on Monday, August 3, 2009, at 11 a.m. ET. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. ET on Monday, August 3 through Monday, August 10.

Jim Piro, president and CEO; Maria Pope, senior vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, balance sheets, statements of cash flows and supplemental operating statistics are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a vertically integrated electric utility that serves approximately 817,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding growth prospects, statements regarding future financing activities and capital expenditures, statements regarding the cost and completion of capital projects, such as the smart meter project and the Biglow Canyon Wind Farm, as well as other statements containing words such as “will,” “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the effects of the economic downturn in the state of Oregon, including reductions in demand for electricity and the sale of excess energy into a declining wholesale market; final regulatory review and approval of the deferral of excess power costs related to Boardman’s outage; regulatory approval and rate treatment of the smart meter and Biglow Canyon Wind Farm projects; operational risks relating to the Company’s generation facilities, including unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of purchased power and fuel; and the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operation and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$389	$425	$874	$896
Operating expenses:
Purchased power and fuel	184	185	439	435
Production and distribution	43	46	85	85
Administrative and other	46	47	91	94
Depreciation and amortization	50	50	107	100
Taxes other than income taxes	21	21	44	43

Total operating expenses	344	349	766	757

Income from operations	45	76	108	139
Other income (expense):
Allowance for equity funds used during construction	6	2	8	4
Miscellaneous income (expense), net	4	1	1	(2)

Other income, net	10	3	9	2
Interest expense	26	23	51	46

Income before income taxes	29	56	66	95
Income taxes	3	17	16	28

Net income	26	39	50	67
Less: net income (loss) attributable to noncontrolling interests	2	—	(5)	—

Net income attributable to Portland General Electric Company	$24	$39	$55	$67

Weighted-average shares outstanding (in thousands):
Basic	75,131	62,532	70,352	62,531

Diluted	75,235	62,588	70,447	62,580

Earnings per share - basic and diluted	$0.31	$0.63	$0.77	$1.07

Dividends declared per common share	$0.255	$0.245	$0.500	$0.480

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Current assets:

Cash and cash equivalents	$58	$10
Accounts receivable, net	150	168
Unbilled revenues	63	96
Assets from price risk management activities - current	26	31
Inventories	75	71
Margin deposits	127	189
Current deferred income taxes	120	17
Regulatory assets - current	244	194
Other current assets	29	44

Total current assets	892	820

Electric utility plant, net	3,662	3,301
Non-qualified benefit plan trust	45	46
Nuclear decommissioning trust	47	46
Regulatory assets - noncurrent	585	631
Other noncurrent assets	53	45

Total assets	$5,284	$4,889

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, continued

(Dollars in million)

(Unaudited)

	June 30, 2009	December 31, 2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$186	$217
Liabilities from price risk management activities - current	254	225
Regulatory liabilities - current	66	43
Short-term debt	—	203
Current portion of long-term debt	186	142
Other current liabilities	72	59

Total current liabilities	764	889
Long-term debt, net of current portion	1,408	1,164
Liabilities from price risk management activities - noncurrent	168	201
Regulatory liabilities - noncurrent	645	640
Noncurrent deferred income taxes	414	304
Unfunded status of pension and postretirement plans	176	174
Non-qualified benefit plan liabilities	94	91
Other noncurrent liabilities	71	72

Total liabilities	3,740	3,535

Commitments and contingencies
Shareholders’ equity:
Portland General Electric Company shareholders’ equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of June 30, 2009 and December 31, 2008	—	—
Common stock, no par value, 160,000,000 shares authorized; 75,148,908 and 62,575,257 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	830	659
Accumulated other comprehensive loss	(5)	(5)
Retained earnings	717	700

Total Portland General Electric Company shareholders’ equity	1,542	1,354
Noncontrolling interests’ equity	2	—

Total shareholders’ equity	1,544	1,354

Total liabilities and shareholders’ equity	$5,284	$4,889

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$50	$67
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	107	100
Power cost deferrals	(9)	8
Deferred income taxes	8	19
Allowance for equity funds used during construction	(8)	(4)
Increase (decrease) in net liabilities (assets) from price risk management activities	6	(412)
Regulatory deferral - price risk management activities	(6)	412
Other non-cash income and expenses, net	14	13
Changes in working capital:
Decrease in margin deposits	62	147
Decrease in receivables	51	53
Decrease in payables	(56)	(35)
Other working capital items, net	1	(9)
Other, net	—	9

Net cash provided by operating activities	220	368

Cash flows from investing activities:
Capital expenditures	(395)	(206)
Sales of nuclear decommissioning trust securities	17	13
Purchases of nuclear decommissioning trust securities	(17)	(12)
Insurance proceeds	—	3
Other, net	(1)	(2)

Net cash used in investing activities	(396)	(204)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	170	—
Proceeds from issuance of long-term debt	430	50
Debt issuance costs	(4)	—
Payments on long-term debt	(142)	(56)
Borrowings on revolving credit facilities	82	—
Payments on revolving credit facilities	(213)	—
Payments on short-term debt, net	(72)	—
Dividends paid	(34)	(29)
Noncontrolling interests’ cash contributions	7	—

Net cash provided by (used in) financing activities	224	(35)

Change in cash and cash equivalents	48	129
Cash and cash equivalents, beginning of period	10	73

Cash and cash equivalents, end of period	$58	$202

Supplemental cash flow information is as follows:
Cash paid during the period for:
Interest, net of amounts capitalized	$35	$39
Income taxes	—	3
Non-cash investing and financing activities:
Accrued capital additions	52	12
Accrued dividends payable	20	15

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues (millions)
Retail sales:
Residential	$168	$169	$401	$404
Commercial	149	145	298	294
Industrial	39	39	81	77

Total retail sales	356	353	780	775
Direct access customers	—	(2)	(1)	(4)
Other retail revenues	4	12	33	9

Total retail revenues	360	363	812	780
Wholesale revenues	21	44	49	92
Other operating revenues	8	18	13	24

Total revenues	$389	$425	$874	$896

Energy sold and delivered - MWhs (thousands)
Retail energy sales:
Residential	1,646	1,764	3,997	4,122
Commercial	1,718	1,739	3,451	3,530
Industrial	558	640	1,162	1,208

Total retail energy sales	3,922	4,143	8,610	8,860
Delivered to direct access customers	464	602	914	1,189

Total retail energy deliveries	4,386	4,745	9,524	10,049
Wholesale sales	688	681	1,397	1,487

Total energy sold and delivered	5,074	5,426	10,921	11,536

Retail customers - end of period
Residential			714,379	710,819
Commercial			102,827	101,958
Industrial			267	261

Total retail customers			817,473	813,038

Degree Days

	Heating		Cooling
	2009	2008	2009	2008
1st Quarter	2,022	1,981	—	—
Average	1,831	1,840	—	—

2nd Quarter	578	860	90	98
Average	683	664	71	67

Note: “Average” amounts represent 15-year rolling averages provided by the National Weather Service (Portland Airport).